ESCROW AGREEMENT

This Escrow Agreement made and entered into this 9th day of April, 2010, by and between JBM Energy Company, LLC, a Delaware limited liability company ("JBM"), Russell B. Pace, Jr. ("Pace"), Teen Glow Makeup, Inc. (name change to American Power Corp. in process), a Nevada corporation ("Buyer"), and Realty Title Company, Inc. a Montana corporation ("Escrow Agent"),

WITNESSETH:

WHEREAS, JBM and Pace have entered into agreements with Buyer whereby they are conveying certain coal and other mineral rights in Judith Basin County, Montana to Buyer and have executed Quit Claim Deeds to Buyer for said coal and other mineral rights, and

WHEREAS, Buyer, JBM and Pace have executed a Mortgage which secures the payments and other obligations due from Buyer to JBM and Pace under said agreements, and

WHEREAS, under the terms of said agreements, the parties agreed that the Quit Claim Deeds and the Mortgage would be placed in escrow and held in escrow until the satisfaction of certain conditions, at which time they would be delivered to the parties entitled thereto and recorded.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged. the parties hereto agree as follows:

1. Subject to the provisions and conditions herein, the following documents are deposited in Escrow with Realty Title Company, of Lewistown, Montana, hereinafter called Company. Realty Title Company is instructed to hold said instruments and accept payments and stock for application as hereinafter provided, and to deliver the described two Quit Claims Deeds to the purchaser or his agent upon satisfaction of all conditions set forth in paragraph 2 below, or, in the event of default, to deliver the contents of the escrow to the seller or his agent.

a.	Quit Claim Deed dated April 9, 2010, from JBM to Buyer conveying coal rights in Judith Basin County, Montana.
b.	Quit Claim Deed dated April 9, 2010, from Pace to Buyer conveying other mineral rights in Judith Basin County, Montana.
c.	Mortgage and Security Agreement dated April 9, 2010, which secures the payments and other obligations due from Buyer to JBM and Pace under the following agreements:

1)	Coal Buy and Sell Agreement between Buyer and JBM dated as of February 4, 2010, and the Promissory Note executed by Buyer dated April 9, 2010.
2)	Mineral Buy and Sell Agreement between Buyer and Pace dated as of February 4, 2010, and the Promissory Note executed by Buyer dated April 9, 2010.
3)	Stock Agreement between Buyer and Pace dated as of February 4, 2010.
4)	Consulting Agreement between Buyer and Pace dated as of February 4, 2010.

The terms and conditions of the Company’s agreement to hold the escrow documents are as follows:

A.
The Company shall be liable as a depository only and shall not be responsible for the sufficiency or accuracy of any description of property, nor of the form, execution or validity of Documents deposited hereunder.

B.
The Company shall not be responsible in any respect for the identity, authority or rights of the persons depositing or purporting to deposit any property hereunder. The Company may rely upon any paper, document or other writing believed by it to be authentic in making any delivery of money or escrow documents.

C.
The Company will allow examination of the escrow documents by the parties at any reasonable time during the Company's regular business hours. The Company may, at its option, require written authorization from either party before allowing the examination of the contents of this escrow by anyone other than a party.

D.
The Company reserves the right to change service fees from time to time in accordance with its schedule of fees in effect at the time service is performed. The parties acknowledge that the Company may so alter its charges at any time in accordance with its scheduled charges, effective upon written notice by the Company to the parties.

E.
The Company may employ counsel for the reasonable protection of the escrow documents and of the Company, and if not at fault, shall have the right to reimburse itself out of escrow documents and proceeds for costs, expenses, counsel fees and cover such items, and in no event shall the Company be required to release or deliver any of the escrow documents until the Company has been paid in full.

2. The following events and conditions must all occur and be fully satisfied before the Escrow Agent is authorized to deliver the two (2) Quit Claims Deeds to the Buyer and the Mortgage to JBM and Pace, and to record the two Deeds and the Mortgage.

a. The following cash funds will be bank wired by Buyer to the Escrow Agent on or before the following dates for the benefit of either JBM or Pace as indicated:

Amount	Date	Beneficiary
$200,000	July 9, 2010	JBM
$200,000	October 9, 2010	Pace
$200,000	January 9, 2011	JBM
$200,000	April 9, 2011	Pace
$100,000	90 days following delivery of Reserve	JBM
Study and Mining Plan to Escrow Agent, but no later than 90 days following April 9, 2012.
$100,000	90 days following delivery of Reserve	Pace
Study and Mining Plan to Escrow Agent, but no later than 90 days following April 9, 2012.
$200,000	180 days following delivery Pace of Reserve Study and Mining
Plan to Escrow Agent, but no later than 180 days following April 9, 2012.
$5,500	On the first day of each month Pace commencing on May 1, 2010 through April 1, 2011, but continuing each month thereafter
if Pace gives notice that he has executed his option to extend the
Consulting Agreement for 2 successive one year terms, said notice to be given
60 days prior to the expiration of the initial 1 year term or of any extended term.

b.	The following shares of the common voting stock of Buyer shall be delivered to the Escrow Agent for the benefit of Pace on or before the following dates:

250,000 shares on October 9, 2010
                              250,000 shares on April 9, 2011
250.000 shares on October 9, 2011

c.
Not later than April 9, 2012, Buyer shall deliver to Escrow Agent for the benefit of JBM (1) a Reserve Study setting forth the quantity and classification of proven and probable coal reserves and a valuation thereof, and (2) a Mine Feasibility Study which includes a Mining Plan to produce a minimum of fifty (50) million tons of coal.

If the Buyer fails to make timely any one of the above cash payments, or fails to make timely delivery of the stock, or fails to make timely delivery of the Reserve Study and the Mine Feasibility Study with the Mining Plan, at the option of JBM or Pace and upon written request of JBM or Pace, the Escrow Agent shall deliver the two Quit Claim Deeds and the Mortgage (without recording them), including copies of all records of the Escrow, to JBM and Pace, at which time the Escrow is terminated.

3.
Escrow Agent will provide Buyer with bank wire instructions for the transfer of cash funds from Buyer to Escrow Agent. JBM and Pace will provide Escrow Agent with bank wire instructions for the transfer of cash funds from Escrow Agent to JBM and Pace.

4.	INTEGRATIONS: SURVIVAL OF WARRANTIES; AMENDMENT

Unless otherwise agreed in writing, this Escrow Agreement represents the entire understanding of the parties with respect to the subject matter referenced, and supersedes all prior understandings and agreements heretofore made by and between the parities: Neither this Escrow Agreement nor any provision hereof may be amended, waived, modified or discharged except by an agreement in writing signed by all parties.

5.	ATTONNEY'S FEES

In the event of any litigation to construe and/or enforce the terms of this Escrow Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs in addition to any other damages or relief to which such party may be entitled.

6.       FACSIMLE SIGNATURES
   Both parties agree that facsimile signatures by any party will be treated as original signatures for the purpose of this transaction.

7.       NOTICES
Any and all notices required under this Escrow Agreement shall be in writing and shall be served upon the respective parties at the addresses shown below or to such other address as the parties may designate by written notice to the other.

JBM
JBM Energy Company, LLC C/0 Russell B. Pace, Jr.

2139 Bybee's Church Road Palmyra, VA 22963

PACE
Russell B. Pace, Jr.
2139 Bybee's Church Road Palmyra, VA 22963

BUYER:

Johannes Petersen
Teen Glow Makeup, Inc. 16 Market Square Centre 1400 16th Street, Suite 400 Denver, CO 80202

ESCROW AGENT

Realty Title Company, Inc.

Lewistown, MT

Any notice to be given under this Escrow Agreement shall be sent by:

a.	Certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) days after deposit, postage prepaid in the United States Mail; or

b.	a nationally recognized overnight courier, in which case notice shall be deemed delivered three (3) business days after deposit with that courier.

8.	EXECUTION IN COUNTERPARS: TELEFACSIMILE SIGNATURES

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; and the parties may execute copies sent by telefacsimile, and return signed copies by telefacsimile. Copies signed and returned by telefacsimile shall be deemed and considered executed counterparts, but a party executing a copy and transmitting same by telefacsimile shall promptly mail or overnight to the other parties copies bearing the transmitting party's original signature.

9.	TIME IS OF THE ESSENCE

Time is of the essence in this Escrow Agreement.

10. CONFIDENTIALITY

The parties' hereto shall not disclose any terms or provisions of this Escrow Agreement to any other persons except to professionals who require such information in the performance of this Escrow Agreement, and both parties will treat all information disclosed to it as confidential information and will not make further disclosure to third parties without the consent of the disclosing party.

Executed as of this 9th day of April, 2010.

BUYER:
Teen Glow Makeup, Inc. (name change to American Power Corp. in process)
By: /s/ Johannes Petersen
Johannes Petersen
President

By: /s/ Russell B. Pace, Jr.
Russell B. Pace, Jr.
Individually

ESCROW AGENT
JBM Energy Company, LLC Realty Title Company, Inc.

By: /s/Russell B. Pace, Jr.
Russell B. Pace. Jr. Sole Manager

By:/s/Realty Title Company, Inc.